EXHIBIT 10.37

SUPPLEMENTAL RETIREMENT AGREEMENT

THIS SUPPLEMENTAL RETIREMENT AGREEMENT dated as of the 31st day of October, 1995 (but effective as of the Effective Date) by and between CHARTER ONE FINANCIAL, INC., its successors and assigns (the “Company”) and CHARLES J. KOCH (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is a member of the senior management team of the Company whose duties will become more demanding and whose responsibilities will be expanded by virtue of the combination between the Company and FirstFed Michigan Corporation (“FirstFed”) and their respective savings bank subsidiaries;

WHEREAS, the Executive has heretofore performed his duties in an exemplary and efficient manner, resulting in the substantial growth, success and profitability of the Company and its subsidiaries;

WHEREAS, the Company wishes to provide the Executive with supplemental retirement benefits commensurate with his executive duties on behalf of the Company and its subsidiaries, as well as comparable to the non-qualified retirement benefits of like kind provided to similarly situated executives with comparable responsibilities, duties and functions; and

WHEREAS, the Company believes that the supplemental retirement benefits to be provided to the Executive pursuant to this Agreement will induce continued service by the Executive with the Company, which continued service is deemed essential for the future growth and success of the Company and its subsidiaries after its combination with FirstFed.

NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

1.	Definitions.

In this Agreement, the following words and phrases shall have the following meanings:

(a) Accrued Benefit Percentage shall mean .25% for each of the first 60 calendar quarters that the Executive has heretofore been or is hereinafter employed by the Company any of its subsidiaries (or any predecessors or successors thereto by merger or purchase) plus .875% for each calendar quarter of employment thereafter, calculated through the last day of the calendar quarter in which the Executive (i) experiences a Separation from Service or (ii) attains Normal Retirement Age, whichever shall first occur. There shall be no duplication of the Accrued Benefit Percentage for service with more than one employer.

(b) Administrator shall mean the person or committee appointed by the Board of Directors of the Company to administer this Agreement.

(c) Average Compensation shall mean the amount determined as of the Benefit Commencement Date by dividing by 36 the total monetary compensation earned by the Executive from the Company and its subsidiaries (or any predecessors or successors thereto by merger or purchase), including but not limited to salary, bonuses and incentive compensation (but excluding specifically stock based compensation, including but not limited to restructured stock, stock options and stock appreciation rights) during the 3 annual periods (whether or not consecutive) that results in the largest total. An annual period shall consist of any 12 month consecutive period.

(d) Benefit Commencement Date shall mean the last day of the calendar month following the earliest of (i) Normal Retirement Age, (ii) the date the Executive attains (or but for his death would have attained) age 65 if prior thereto he experiences a Separation from Service for Cause, (iii) the date of the Executive’s Separation from Service without Cause provided the Executive is then age 58 or older, (iv) the date the Executive attains (or but for his death would have attained) the age of 58 years if he experiences a Separation from Service without Cause prior to his attaining age 58 or (v) 6 months after the date of death of the Executive if he dies while employed by the Company.

(e) Cause shall mean a Separation from Service that arises from a “Termination for Cause” (as such term is defined in the written employment agreement (the “Employment Agreement”) between the Company and the Executive of even date herewith).

(f) Effective Date shall mean the date that FirstFed is merged into the Company.

(g) Monthly Benefit shall mean the Average Compensation multiplied by the Accrued Benefit Percentage; provided, however, in no event will the Monthly Benefit exceed $33,333.00.

(h) Normal Retirement Age shall mean the date the Executive attains or but for his death would have attained age 65.

(i) Separation from Service shall mean the date of cessation of the employment relationship between the Executive and the Company and its subsidiaries (including any successor in interest, if applicable).

(j) Spouse shall mean the person to whom the executive is married immediately prior to his death.

2.	Payment of Benefits.

(a) During the Life of the Executive.

If the Executive is living on the Benefit Commencement Date, the Company shall pay to him the Monthly Benefit on each of the Benefit Commencement Date and on the last day of each calendar month thereafter during his lifetime.

(b) Following the Death of the Executive.

(i) If the Executive is not living on the Benefit Commencement Date but the Spouse is then living, the Company shall pay to the Spouse 50% of the Monthly Benefit on each of the Benefit Commencement Date and the last day of each calendar month thereafter during the lifetime of the Spouse, or

(ii) If the Executive dies after the Benefit Commencement Date and is survived by the Spouse, the Company shall pay to the Spouse 50% of the Monthly Benefit on each of the last day of the calendar month next following the death of the Executive and the last day of each calendar month thereafter during the lifetime of the Spouse, and

(iii) After the death of both the Executive and the Spouse, no amounts will be payable under this Agreement other than previously due amounts which were not paid and any amount payable for the calendar month that death occurred.

3.	Miscellaneous.

(a) Withholding. To the extent amounts payable under this Agreement are determined by the Administrator, in good faith, to be subject to federal, state or local income tax, the Company may withhold from each such payment an amount necessary to meet the employer’s obligation to withhold amounts under the applicable federal, state or local law.

(b) General Assets and Funding. The amounts payable under this Agreement are payable from the general assets of the Company and no special fund or arrangement is intended to be established hereby nor shall the Company be required to earmark, place in trust or otherwise segregate assets with respect to this Agreement or any benefits hereunder. The Administrator reserves the right to determine how the Company will fund its obligation undertaken by this Agreement. Should the Administrator elect to fund this Agreement, in whole or in part, through the medium of life insurance or annuities, or both, the Company shall be the owner and beneficiary of the policy. The Company reserves the absolute right, in its sole discretion, to terminate such life insurance or annuities, as well as any other funding program, at any time, in whole or in part. Such termination shall in no way affect the Company’s obligation to pay the Executive and Spouse as provided in this Agreement. At no time shall the Executive or Spouse be deemed to have any right, title, or interest in or to any specific asset or assets of the Company, including but not by way of restriction, any insurance or annuity contract and contracts or the proceeds therefrom.

(c) Governing Law. This Agreement shall be construed under the laws of the State of Ohio, without regard to its principles of conflict of laws.

(d) Future Employment. This Agreement shall not be construed as providing the Executive the right to be continued in the employ of the Company or its subsidiaries; and the terms and conditions of his employment are the subject of the Employment Agreement which shall control the employment relationship.

(e) No Pledge or Attachment. No benefit which is or may become payable under this Agreement shall be subject to any anticipation, alienation, sale, transfer, pledge, encumbrance or hypothecation or subject to any attachment, levy or similar process and any attempt to effect any such action shall be null and void.

(f) Amendment of Agreement. This Agreement may be amended, in whole or in part, only upon the mutual written agreement of the Company and the Executive.

(g) Binding Effect. This Agreement and the obligations of the Company herein shall be binding upon the successors and assigns of the Company. The Spouse shall be deemed a beneficiary of this Agreement.

(h) Participation in Plans. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit sharing, group insurance, bonus, incentive, or other employee plans which the Company or its subsidiaries may now or hereafter have.

(i) No Rights Prior to Effective Date. This Agreement shall become effective on the Effective Date if the Executive is employed by the Company on such date. Until the Effective Date or earlier termination of this Agreement as provided herein, this Agreement shall remain executory in nature. In the event the Executive experiences a Separation from Service prior to the Effective Date or that certain Agreement and Plan of Merger dated May 30, 1995 between the Company and FirstFed is terminated, in either such event, this Agreement shall thereupon cease, determine and terminate.

(j) Termination of Salary Continuation Agreement. If this Agreement becomes effective on the Effective Date, then that certain Salary Continuation Agreement between the Executive and First Federal Savings Bank (now known as “Charter One Bank, F.S.B.” by name change) dated as of January 1,1987 shall thereupon terminate and be replaced by this Agreement.

The parties have caused this Agreement to be executed and delivered as of the date first above written.

CHARTER ONE FINANCIAL, INC.

By:	/s/ John D. Koch
John D. Koch
Executive Vice President

EXECUTIVE

/s/ Charles J. Koch
Charles J. Koch

AMENDMENT 1 TO SUPPLEMENTAL RETIREMENT

AGREEMENT

This Amendment 1 to Supplemental Retirement Agreement dated as of this 3RD day of May, 1996, by and between Charter One Financial, Inc., its successors and assigns (the “Company”) and Charles John Koch (the “Executive”) for the purpose of modifying and amending that certain Supplemental Retirement Agreement between the parties dated as of October 31,1995 (the “SRA”).

WITNESSETH

In consideration of the Company entering into a Split-Dollar Agreement (the “Death Benefit Agreement”) with the Executive on even date herewith, the parties have agreed to modify and amend the SRA in the following manner:

1.	Notwithstanding anything contained in Section l(d)(v) of the SRA or otherwise in the SRA, in the event of the death of the Executive while employed by the Company or any of its affiliates under circumstances in which a beneficiary of the Executive or his/her estate is entitled to death proceeds (a) in accordance with the Death Benefit Agreement (including any amendments or modifications hereinafter made thereto with the written consent of the Executive) or (b) under any other written agreement between the Company and the Executive that replaces the Death Benefit Agreement, then in that event, neither the Executive nor his/her spouse will be entitled to any benefits under the SRA.

2.	Except as modified and amended herein, the SRA shall remain in full force and effect.

The parties have caused this Amendment to be executed and delivered as of the date first above herein written.

CHARTER ONE FINANCIAL, INC.

By:	/s/ ROBERT J. VANA
Authorized Officer

EXECUTIVE

/s/ CHARLES J. KOCH
CHARLES J. KOCH

AMENDMENT 2 TO SUPPLEMENTAL RETIREMENT AGREEMENT

This Amendment 2 to Supplemental Retirement Agreement (this “Amendment”) dated as of this      day of July, 2002 (but effective March 20, 2001), by and between Charter One Financial, Inc., its successors and assigns (the “Company”) and Charles J. Koch (the “Executive”) for the purpose of modifying and amending that certain Supplemental Retirement Agreement between the parties dated as of October 31,1995, as amended pursuant to Amendment 1 thereto dated as of May 3,1996 (the “SRA”).

WITNESSETH:

The board of directors of the Company has decided to increase the maximum monthly benefit under the SRA in light of changes in condition since the date of the SRA including, but not limited to, the substantial growth of the Company, the Executive’s contribution to such growth, and the inadequacy, as of the effective date of this Amendment, of the maximum monthly benefit currently provided in the SRA. In addition, the Company and the Executive have, on even date herewith, entered into a Fully Restated Split Dollar Agreement (the “Death Benefit Agreement”) which necessitates a change to the SRA.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Notwithstanding anything contained in Section l(d)(v) of the SRA or otherwise in the SRA, in the event of the death of the Executive under circumstances in which a beneficiary of the Executive or his estate is entitled to death proceeds (a) under any life insurance policy or policies maintained pursuant to the Death Benefit Agreement (including any amendments or modifications) or (b) under any other written agreement between the Company and the Executive that replaces the Death Benefit Agreement, then in that event, neither the Executive nor his/her spouse will be entitled to any benefits under the SRA.

2. Section 1(g) of the SRA is hereby amended and fully restated as follows:

“(g) Monthly Benefit shall mean the Average Compensation multiplied by the Accrued Benefit Percentage; provided, however, in no event will the Monthly Benefit exceed $45,000.00.”

3. Except as modified and amended herein, the SRA shall remain in full force and effect.

The parties have caused this Amendment to be executed and delivered as of the date first above herein written.

CHARTER ONE FINANCIAL, INC.

By:	/s/ ROBERT J. VANA
Authorized Officer

EXECUTIVE

/s/ CHARLES J. KOCH
CHARLES J. KOCH

[CHARLES J. KOCH]

AMENDMENT 3 TO SUPPLEMENTAL RETIREMENT AGREEMENT

This Amendment 3 to Supplemental Retirement Agreement (this “Amendment”) dated as of this      day of December, 2003 by and between Charter One Financial, Inc., its successors and assigns (the “Company”) and Charles J. Koch (the “Executive’’) for the purpose of modifying and amending that certain Supplemental Retirement Agreement between the parties dated as of October 31, 1995, as amended pursuant to Amendments 1 and 2 thereto dated as of May 3,1996, and July     , 2002, respectively (the “SRA”).

WITNESSETH:

To induce the Executive to continue his employment with the Company, the board of directors of the Company has decided to increase the monthly benefit under the SRA based upon his continued employment commitment to the Company. This Amendment provides an enhanced supplemental retirement benefit to the Executive by increasing the Accrued Benefit Percentage under Section l(a)(ii) of the SRA and by increasing the dollar cap of the Monthly Benefit from $45,000 to up to $73,125 under Section 1(g) of the SRA (collectively, the “Enhanced SRA Benefit”). The Company is providing the Enhanced SRA Benefit to the Executive as part and parcel of the 2004 Senior Executive Retention Plan of the Company which also includes a deferred compensation benefit to be provided by the Company to the Executive pursuant to the Company’s 2004 Senior Executive Deferred Compensation Plan (the ‘‘2004 Senior Executive DCP”) and the Executive’s associated 2004 Senior Executive Deferred Compensation Plan Agreement (the “Executive’s DCP Plan Agreement”).

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Section 1(a) of the SRA is hereby amended and fully restated as follows:

“(a) Accrued Benefit Percentage shall mean the aggregate of (i) .25% for each of the first 60 calendar quarters that the Executive has heretofore been or is hereinafter employed by the Company, any of its subsidiaries (or any predecessors or successors thereto by merger or purchase) plus .875% for each calendar quarter of employment thereafter, calculated through the last day of the calendar quarter in which the Executive (A) experiences a Separation from Service or (B) attains Normal Retirement Age, whichever shall first occur; plus (ii) subject to the forfeiture provisions of Section 3(k) below, 25% if the Executive is employed by the Company or any of its subsidiaries (or any successors thereto by merger or purchase) on December 31, 2008 or experiences a Separation from Service For Good Reason or Without Cause prior to January 1, 2009; provided however, in no event shall the Accrued Benefit Percentage exceed 70%. There shall be duplication of the Accrued Benefit Percentage for service with more than one employer.”

2. Section 1 (b) of the SRA is hereby amended and fully restated as follows:

“Benefit Commencement Date shall mean the last day of the calendar month following the earliest of (i) Normal Retirement Age, (ii) the date the Executive attains (or but for his death would have attained) age 65 if prior thereto he experiences a Separation from Service for Cause, (iii) the date of the Executive’s Separation from Service for any reason other than Cause provided the Executive is then age 58 or older, (iv) the date the Executive attains (or but for his death would have attained) the age of 58 years if he experiences a Separation from Service for any reason other than Cause prior to his attaining age 58 or (v) 6 months after the date of death of the Executive if he dies while employed by the Company or any of its subsidiaries (or any successors thereto by merger or purchase).”

3. Section 1(c) of the SRA is hereby amended and fully restated as follows:

“(c) Cause shall mean a Separation from Service by action of the Company or any of its subsidiaries (or any successor by merger or purchase) (i) due to the Executive’s dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (excluding violations which do not have an adverse effect on the Company or Charter One Bank, N.A. (or any successors thereto by merger or purchase)), or material breach of any provision of his written employment agreement with the Company which results in a Termination for Cause under such employment agreement; or (ii) after the Executive is subject to a final cease-and-desist order or is suspended or temporarily or permanently prohibited from participation in the conduct of the affairs of the Company or any of its subsidiaries (or any successors by merger or purchase) by a governmental or regulatory authority.”

4. Section 1 (g) of the SRA is hereby amended and fully restated as follows:

“(g) Monthly Benefit shall mean the Average Compensation multiplied by the Accrued Benefit Percentage. Notwithstanding the foregoing, (i) the Monthly Benefit shall not exceed $45,000 if the Executive (A) experiences a Separation from Service prior to January 1, 2009 for any reason other than For Good Reason or Without Cause, or (B) forfeits the Enhanced SRA under Section 3(k) below; or (ii) the Monthly Benefit shall not exceed $73,125 if the Executive (x) experiences a Separation from Service For Good Reason or Without Cause prior to January 1, 2009 or a Separation from Service after December 31,2008 and (y) has not forfeited the Enhanced SRA under Section 3(k) below.”

5. The SRA is hereby further amended by the addition of the following new Sections l(k) and (m):

“(k) For Good Reason shall mean a Separation from Service by action of the Executive due to a material diminution of or interference with his duties, responsibilities or benefits which constitutes an Involuntary Termination (as defined in the Executive’s written employment agreement with the Company) by action of the Executive.

(l) Without Cause shall mean a Separation from Service by action of the Company or any of its subsidiaries (or any successors thereto by merger or purchase), but specifically excluding a Separation from Service for Cause or on account of the disability of the Executive.”

6. The SRA is hereby further amended by the addition of the following new Section 3(k),:

“(k) Forfeiture of the Enhanced Benefit. If the Executive forfeits his Vested Account Balance (as such term is defined in the 2004 Senior Executive DCP) pursuant to the terms of Section 6.2 or 6.3 of the 2004 Senior Executive DCP, then in any such event, the Executive shall likewise forfeit the Enhanced SRA Benefit and any rights of the Executive to the Enhanced SRA Benefit shall cease and terminate (i.e. the Executive shall not be entitled to the benefit provided in Section l(a)(ii) or a Monthly Benefit in excess of $45,000). The 2004 Senior Executive DCP and the Executive’s DCP Plan Agreement are hereby incorporated herein by reference. If the Executive commences receiving the Enhanced SRA Benefit and subsequently forfeits the Enhanced SRA Benefit as provided above, then the Executive shall be obligated to return to the Company the cumulative amount of the Enhanced SRA Benefit previously paid to the Executive.”

7. Except as modified and amended herein, the SRA shall remain in full force and effect.

The parties have caused this Amendment to be executed and delivered as of the date first above herein written.

CHARTER ONE FINANCIAL, INC.

By:
Authorized Officer

EXECUTIVE

CHARLES J. KOCH